Exhibit 4.4
CONTRACT FOR THE PROCUREMENT AND INSTALATION
OF CAPACITY Ring JaKa2LaDeMa PROJECT
Nomor: K.Tel. 657/HK.910/ITS-00/2008
BOOK 1 OF 4
Between
PT TELEKOMUNIKASI INDONESIA, Tbk
and
KONSORSIUM NSW-FUJITSU

CONTRACT FOR THE PROCUREMENT AND INSTALLATION OF CAPACITY Ring JaKa2LaDeMa Project BETWEEN PT TELEKOMUNIKASI INDONESIA, Tbk. AND NSW-FUJITSU CONSORTIUM
No.: K. TEL. 657/HK.910/ITS-00/2008
This Contract is made and entered into this day of Tuesday dated 30th December 2008, by and between the Parties :
I.	PT TELEKOMUNIKASI INDONESIA, Tbk., a telecommunication services and network provider established under the laws of Republic of Indonesia, having its domicile at Jalan Japati No. 1, Bandung-40133, Indonesia, for the purpose of this Contract duly represented by INDRA UTOYO, in his capacity as Director IT & Supply based on President Director Power of Attorney Number: K. TEL. 68/HK.510/UTA-00/2008 dated 22nd December, 2008, hereinafter in this Contract referred to as TELKOM.

II.	NSW-FUJITSU CONSORTIUM, a consortium established under the Consortium Agreement dated 16th July 2008 consist of Fujitsu Ltd, a company established under the laws of Japan, domiciled at 4-1-1 Kamikodanaka Nakahaia-ku, Kawasaki 211-8588 Japan, as a Leader and Norddeutsche Seekabelwerke GmbH (NSW), a company established under the laws of Republic of Germany, domiciled at Kabel Strasse 9-11, D-26954, Nordenham, Germany, as a member, hereinafter referred to as CONTRACTOR, in this Contract duly represented by:

MR.GENSEI KATANO, in his capacity as Group Vice President, Submarine Networks, Photonics Group Fujitsu Ltd, and

MR. RUDOLF STAHL, in his capacity as Managing Director, NSW.
TELKOM and CONTRACTOR are individually referred to as “Party” and collectively as the “Parties”.
THE PARTIES WITNESSETH :
a.	whereas TELKOM have submitted invitation regarding Request for Proposal for Direct Assignment of The Procurement And Installation of Capacity Ring Jaka21adema Ref.No.:TEL.833 / LG.240 / SUC-A1035000 / 2008 dated 21 November 2008;

b.	whereas CONTRACTOR has submitted the bidding document to TELKOM through its letter dated 25 November 2008;

c.	whereas based on the result of evaluation and clarification to such CONTRACTOR’s bidding document, TELKOM has appointed and assigned CONTRACTOR to execute Procurement and Installation of Ring JaKa2LaDeMa Project based on TELKOM Letter No. 936/LG.200/SUC-A1035000/2008 dated 22 December 2008;

d.	whereas CONTRACTOR through its letter dated 23rd December 2008, have confirm the agreement and commitment to accept and execute Procurement and Installation of Ring JaKa2LaDeMa Project
now therefore, based upon the above-mentioned considerations, the Parties hereto have agreed to bind each other into this Contract under the following terms and conditions:

CHAPTER I
SCOPE OF AGREEMENT
Article 1
Definitions
a.	“Contract” shall mean the agreement entered into between TELKOM and CONTRACTOR, as recorded in the Contract form signed by the Parties including all attachments thereto and amendment documents incorporated by reference therein.

b.	“RING JaKa2LaDeMa” means new WDM transmission network which cover among Ring-8, Ring-4 and Ring JDCS-DEMACS;

c.	“RING-8” means new WDM transmission network which connecting Kalimantan island and Sulawesi island which consist of 1 (one) Systems as follows:

System:	WDM Submarine Link Sangata — Donggala.
d.	“RING-4” is new WDM transmission network which cover among Banjarmasin — Pangkalanbun — Ketapang — Pontianak, which consist of 2 (two) System as follows:

a. System 1:	WDM Submarine Link Pontianak — Ketapang — Pangkalanbun;

b. System 2:	WDM Submarine Link Banjarmasin — Pangkalanbun.
e.	“RING JDCS-DEMACS” is new WDM transmission network which connecting Jember — Denpasar — Mataram, which consist of 2 (two) System as follows:

a. System 1:	WDM Submarine link Benculuk — Denpasar;

b. System 2:	WDM submarine link Denpasar — Mataram.
f.	“Project” means the Works to be undertaken by CONTRACTOR for the procurement and installation of RING JaKa2LaDeMa, to be carried out on single responsibility basis.

g.	“Sub-contractor” means any party or parties approved by TELKOM having a direct contract with CONTRACTOR for the performance of any part or parts of the Works to be executed under the Contract.

h.	“Works” means the objective of the Contract, i.e., supply of Goods, survey, design, manufacturing, transportation, installation or construction, permits, testing, commissioning, integrating, completion and operational of the System as required, documentation, training and any other associated services or activities whatsoever for the execution of the Project under the Contract by the CONTRACTOR until the issuance of last Final Acceptance Certificate (BAST 2).

i.	“Goods” means and include all kinds of machinery, apparatus, materials, articles, spare parts, necessary tools and test equipment, relevant drawings, operation manuals, and handbooks which is CONTRACTOR is required to supply to TELKOM under this Contract.

j.	“Services” means the CONTRACTOR’s services and activities such as survey, design, installation or construction, progress or quality control, testing, reporting, commissioning and training which the CONTRACTOR is required to execute under the Contract.

k.	“Contract Price” means the price including any applicable Value Added Tax that will be paid to the CONTRACTOR for completion of the Works tinder this Contract.

l.	“TELKOM’s Project Manager” means TELKOM’s staff duly authorized by TELKOM to act as their representative for the execution of the Project.

m.	“CONTRACTOR’s Project Manager” means CONTRACTOR’s person duly authorized by CONTRACTOR to act as their representative for the execution of the Project.

n.	“Default” means any of negligent act or failure in the implementation of the Project in respect of the Contract.

o.	“System” means a network ready for operation and handed over to and accepted by TELKOM, which consist of as follows:
•   RING-8

System 1:	WDM Submarine link Sangata- Donggala.
•   RING-4

a. System 1:	WDM Submarine Link Pontianak — Ketapang — Pangkalanbun;

b. System 2:	WDM Submarine Link Banjarmasin — Pangkalanbun.
•   RING JDCS — DEMACS

a. System 1:	WDM Submarine link Benculuk — Denpasar;

b. System 2:	WDM submarine link Denpasar Mataram.
p.	“Site” means a place or places to which the Goods are to be delivered or where the Works are to be performed by the CONTRACTOR.

q.	“Commissioning” means activities that shall be done by the CONTRACTOR in preparation of the Acceptance Test.

r.	“Acceptance Test (AT)” means physical and electrical characteristic checking of the installation and materials, and testing of System to test the proper functionality of the Goods installed of each Site in accordance with Article 34.4 of this Contract.

s.	“Acceptance Test Report” means written document being made and signed by Parties hereto through their respective duly representatives, certifying the Acceptance Test has been completed and stating the results.

t.	“Acceptance Test Certificate” (hereinafter referred to as BAUT) means an official written statement, dated and signed by acceptance test team assigned by both Parties, indicating that the Works have been performed, completed, tested satisfactorily and can be operated commercially in accordance with the Contract. BAUT shall be released for each System.

u.	“Goods Arrival Certificate” means an official written statement, dated and issued by TELKOM’s Project Manager indicating that all of the relevant Goods has shipped and arrived at a Site.

v.	“System Acceptance Certificate (hereinafter referred to as BAST-I)” means an official written statement, dated and issued by TELKOM’s Project Manager indicating that System has performed, completed and tested satisfactorily, can be operated, handed over and accepted by TELKOM in accordance with the Contract.

w.	“Final Acceptance Certificate” (hereinafter referred to as BAST-2)” means an official written statement, dated and issued by TELKOM’s Project Manager indicating that the entire System of Land and Marine Portions handed over to TELKOM under the Contract after related BAST-I and the CONTRACTOR has performed all his obligations under the Contract.

x.	“Construction Equipment” means the equipment, tools and machinery including specialized test equipment brought to the Site by the CONTRACTOR for the execution of the Contract, but not to be purchased by TELKOM.

y.	“Inspector” means the representative(s) or person(s) duly authorized by TELKOM to inspect the Goods and the Work under the Contract.

z.	“Effective Date of Contract” or “EDC” means the date on which contract is effective accordance with Article 53.

aa.	“Information” means information whether written or oral, including but not limited to documentation, specifications, reports, data, notes, drawings, models, patterns, samples, software, computer outputs, designs, inventions whether patent can be obtained or not and know how.

bb.	“Months” and “Days” denote Gregorian calendar months and calendar days, respectively.
Article 2
Scope of Works
2.1	The Scope of this Contract covers the Procurement and Installation of RING JaKa2LaDeMa, which consist of 3 (three) System and 5 (five) Subsystem as follows:

“RING-8” means new WDM transmission network which connecting Kalimantan island and Sulawesi island which consist of 1 (one) SubSytems as follows:

Subsystem #1 (SS#1): WDM Submarine Link Sangata — Donggala

“RING-4” is new WDM transmission network which cover among Banjarmasin — Pangkalanbun — Ketapang — Pontianak, which consist of 2 (two) SubSystem as follows:
a.	Sub System # 1 (SS#1): WDM Submarine Link Banjarmasi — Pangkalanbun

b.	Sub System # 2 (SS #2): WDM Submarine Link Pangkalanbun — Ketapang — Pontianak
“RING JDCS-DEMACS” is new WDM transmission network which connecting Jember — Denpasar — Mataram, which consist of 2 (two) SubSystem as follows:
a.	Sub System # 1 (SS#1): WDM Submarine link Benculuk — Denpasar;

b.	Sub System # 2 (SS #2): WDM submarine link Denpasar — Mataram.
2.2	For the purpose of the implementation of the Works, CONTRACTOR shall carry out at least the followings:
a.	Survey, design and engineering;

b.	Procurement and or manufacturing of equipment, spare part, tools and measuring equipments and its accessories and delivery of the equipment to the Site;

c.	Land acquisition for station building and beach manhole;

d.	Some permit and authorizations, as in Attachment 9;

e.	Implementation, integration of System to existing system;

f.	Commissioning and testing;

g.	Warranty and long term support;

h.	All risk insurance

i.	Training;

j.	Documentation.
2.3	The Scope of Works shall be adjusted and executed under the amendment pursuant to Articles 44 of this Contract.
Article 3
Time of Completion of the Work.
3.1	The Works shall be completed on System basis within time of completion assigned for each Site as indicated in Plan of Work Completion of the Works of each System is stated at the date of issuance of BAST-I.

3.2	Within seven (7) calendar days from the Effective Date of the Contract, the CONTRACTOR shall give TELKOM a detailed Plan of Work (PoW) showing the accepted milestones of each Site.

3.3	The PoW shall be indicated in the form of a bar chart and Critical Path Method (CPM) showing:
a.	the dates of readiness for factory test and shipping;

b.	the dates of beginning and completing of Site Survey and Design Review Meeting (DRM);

c.	the dates of beginning and completion of installations at the Sites, and

d.	the dates of readiness for System Acceptance Test.
3.4	The entire Works under the Contract shall be as follows:
•	RING-4
a.	Sub-System 1 : WDM Submarine Pontianak — Ketapang — Pangkalanbun shall be completed not later than 429 day since EDC; and

b.	Sub-System 2 : WDM Submarine Banjarmasin — Pangkalanbun shall be completed not later than 459 days since EDC.
•	RING-8

Sub-System 1 : Submarine WDM link Sangata — Donggala shall be completed not later than 381 days since EDC.

•	RING JDCS-DEMACS
a.	Sub-System 1 : WDM Submarine link Benculuk — Denpasar shall be completed not later than 367 days since EDC; and

b.	Sub-System 2 : WDM Submarine Denpasar — Mataram shall be completed not later than 374 days since EDC.
3.5	The CONTRACTOR shall provide an updated schedule every 2 (two) months showing progress. The PoW to be updated shall not relieve the CONTRACTOR’S obligations to complete the Works in time.

3.6	The CONTRACTOR shall strictly observe the project implementation in accordance with Time of Completion as mentioned in this Article.
Article 4
Contract Price
4.1	The Contract Price for execution of this Contract is as follows :

	Material		Service		TOTAL USD	TOTAL IDR
	USD	IDR	USD	IDR	(DDU)	(DDU)
Ring 8: System	3,995,292		16,081,538		20,076,830
Ring 4: System	32,186,605		36,938,407		69,125,012
Ring JDCS -DEMACS	3,736,073		11,980,242		15,716,315
Total	39,917,970		65,000,187		104,918,157
VAT 10%	3,991,797		6,500,019		10,491,816
Grand Total	43,909,767		71,500,206		115,409,973

Said :	US Dollars One hundred fifteen million four hundred nine thousand nine hundred seventy three.
4.2	Details of Contract Price as mentioned in Article 4.1 above is specified in Attachment 5 : Detail of Contract Price and Bill of Quantity of this Contract. The final Bill of Quantities will be subject to the survey and adjusted Contract Price will be defined accordingly.

4.3	The total Contract Price is on DDU (as per the INCOTERMS 2000), basis shall include income tax, other payable taxes, levies and fees, and V.A.T,of 10% in accordance with the prevailing laws and regulation that may be imposed or levied in connection with the execution of the Contract.

4.4	The unit prices of all items in this Contract as quoted in Attachment 5 (Detail of Contract

Price and Bill of Quantity) are a firm fixed prices during the Contract period and not subject to variation on any account.

4.5	This Contract Price shall not vary from the unit prices, with the exception of adjustment authorized by:
a.	Contract Change as specified in Article 44 of this Contract; and/or

b.	Any change to or introduction of legislation as specified in Article 51 of this Contract.
Article 5
Performance Bond
5.1	The performance bond shall be established in US Dollar currency and shall be in surety bond or bank guarantee issued by insurance company or bank according to TELKOM requirement amounting of 5% (five percent) of the Contract Price including VAT of 10%. The value of Performance Bond as calculated at the time of Contract Signature is USD 5,770,499 (US Dollars Five million seven hundred seventy thousand four hundred ninety nine).

5.2	The performance bond shall be a bank guarantee or surety bond, issued by a bank/insurance company in accordance with TELKOM’s requirement.

5.3	The performance bond shall be valid in accordance with the date of Effective Date of Contract until the issuance of the BAST-1 of the last System.

5.4	The performance bond shall be submitted by CONTRACTOR to TELKOM within 14 (Fourteen) calendar days after this Contract signature date address to :

PT Telekomunikasi Indonesia, Tbk. Att. Finance Center Area 00 Corporate Jalan Japati 1 Lantai 3 Bandung 40133, Indonesia

5.5	The performance bond shall be reduced by TELKOM to CONTRACTOR within 14 (fourteen) calendar days by 100% of the Contract Price of each System after the Issuance of BAST-1 for related System and the warranty bond of the System had been issued by CONTRACTOR.

5.6	In the event CONTRACTOR fails to accomplish the Works or its parts in accordance with the terms and conditions of this Contract, due to gross negligence and/or willful misconduct of CONTRACTOR, then CONTRACTOR and TELKOM shall meet to review the situation. If the CONTRACTOR failed to make good such default, then TELKOM is entitled to forfeit the performance bond with prior written consent from CONTRACTOR which shall become property of TELKOM.

5.7	The forfeit of the performance bond as described in Article 5.6 above, shall not release CONTRACTOR form his obligation as described in Articles 40 of this Contract.
Article 6
Warranty Bond
6.1	CONTRACTOR should provide a warranty bond for the System have been completely done, each in the amount which is 5% (five percent) of Contract Price of related System respectively, as mentioned at Article 4 of this Contract.

6.2	The warranty bond shall be a bank guarantee or surety bond, issued by a bank/insurance company in accordance with TELKOM’s requirement

6.3	The warranty bond should be valid as follows:
a.	for terrestrial portion, shall remain valid for 1 (one) year commencing from the respective date of BAST-I; and

b.	for marine portion, shall remain valid for 5 (five) years commencing from the respective date of BAST-I and shall be deducted 1% annually.
6.4	The warranty bond shall be submitted by CONTRACTOR to TELKOM together with the invoice of each related System.

6.5	The warranty bond shall be released by TELKOM to CONTRACTOR after the issuance of BAST-2 of each related System, in accordance with the terms and conditions regarding the implementation of warranty period as mentioned in Article 26 of this Contract.
CHAPTER II
TERMS AND CONDITIONS OF WORK IMPLEMENTATION
Article 7
Use of Contract Documents and Confidential Information
7.1	CONTRACTOR shall not, without TELKOM’s prior written consent, disclose this Contract, or any provision thereof, or any specification, plan, drawing, pattern, list, schedule, sample or information furnished by or on behalf of TELKOM in connection therewith, to any person other than a person employed by CONTRACTOR in the performance of this Contract. Disclosure to any such employed person shall be made in confidence and shall extend only so far as may be necessary for the purpose of performance of the Works.

7.2	CONTRACTOR shall not, without TELKOM’s prior written consent, make use of any document or information enumerated in Article 7.1 except for purpose of performing this Contract.

7.3	Any documents as mentioned in Article 7.1 other than this Contract itself, shall remain the property of TELKOM and shall be returned (and all copies) by CONTRACTOR to TELKOM on completion of this Contract if so required by TELKOM.
7.4	The Parties hereby undertake to keep and maintain the confidential information received from the other Party during the term of this Contract in strict confidence and to use it only in accordance with the purpose of fulfilling this Contract.
Article 8
Workmanship
8.1	No work shall be covered up or put of view without the approval of TELKOM and the CONTRACTOR shall afford full opportunity for TELKOM to examine and measure any work which is about to be covered up or put out of view and to examine in the reasonable time before permanent work is placed thereon. The CONTRACTOR shall give due notice to TELKOM whenever any such work ready for examination and TELKOM shall, without unreasonable delay, unless TELKOM considers it unnecessary and advises the CONTRACTOR accordingly, attend for the purpose of examining and measuring such work or of examined.

8.2	Any part of the Works found not to be in compliance with the Contract shall be promptly reconstructed accordingly by the CONTRACTOR at CONTRACTOR own expense. No extension of time of completion and no additional cost shall be made in connection therewith.

Article 9
Appointment of Project Manager
9.1	TELKOM appoint a project manager who shall be duly authorized to act on behalf of TELKOM for the execution of the Project:

EGM Infrastructure Telecommunication Graha Citra Caraka, Lantai M Jl. Gatot Subroto, Kav 52, Jakarta Telp. 021-5221500 Fax. 022-5229600

9.2	The CONTRACTOR, immediately after the signing of the Contract, shall duly appoint his Project Manager and notify TELKOM for approval thereof The curriculum vitae of the CONTRACTOR’S Project Manager shall be submitted to TELKOM together with the notification.

9.3	The CONTRACTOR’S Project Manager shall be duly authorized to act on behalf of the CONTRACTOR with respect to any and all matters relating to the performance of the Contract, and he shall give full technical information to TELKOM. The CONTRACTOR’S Project Manager shall be stationed in Indonesia during the period commencing not later than thirty (30) days after the Effective Date of the Contract and terminating after the completion of the CONTRACTOR’s obligations under the Contract.
Article 10
Appointment of Sub-contractors
10.1	Prior to the appointment of Sub-contractors, the CONTRACTOR shall notify TELKOM in writing of such intended appointments and shall obtain TELKOM’s written approval, which shall not be unreasonable withheld or delayed.

10.2	The CONTRACTOR’s notification of Sub-contractors and subsequent TELKOM’s approval thereof shall not release the CONTRACTOR from any liability or obligation under the Contract.
Article 11
Packing Activity
11.1	The CONTRACTOR shall provide such packing of the Goods as is required to prevent their damage or deterioration during transit to their final destination as indicated in the Contract. The packing shall be sufficient to withstand, without limitation, rough handling during transit, exposure to extreme temperatures, briny environment, and condensation / precipitation during transit and open storage. Packing case size and weights shall take into consideration, where appropriate, the remoteness of the Goods final destination and the absence of heavy handling facilities at all points in transit.

11.2	Any case, crate, bundle, and whatever method of packing the Goods for shipping and/or delivery, shall bear the following identification legibly and indelibly marked on at least 2 (two) external sides or places:

PT. Telekomunikasi Indonesia, Tbk Att.: Project Manager Construction Pengadaan dan Pemasangan Ring JaKa2LaDeMa
CONTRACT NO.                :
LICENSE NO.                      :
SITE                                      :
CASE NO.                            :  (A/B/C) *)
PORT OF DESTINATION :
INVOICE NO &DATE        :
NET WEIGHT                      :
GROSS WEIGHT                 :
VOLUME                              :
(LENGTH/WIDTH/HEIGHT)

*)	A :	Sequence No. of cases
B :	Total No. of cases in shipment

C :	Sequence No. of shipment
The detailed address shall be given to CONTRACTOR.

11.3	The CONTRACTOR shall comply with any subsequent instruction given or alteration required by TELKOM pertaining to packing, marking, and documentation inside and outside of any pieces of shipment or delivery under the condition that it will only create reasonable additional cost for the CONTRACTOR.
Article 12
Transportation and Storage of Goods Activity
12.1	Partial shipment is acceptable, but transshipment shall be as far as possible avoided. The word “transshipment” assigned herein means that the Goods shipped on board of the ocean vessel at the port of origin are transferred to another ship at a port of the country of origin or a port in any third country before they reach the port of the country of final destination The CONTRACTOR is encouraged, to the extent practicable and reasonable, to utilize Indonesian Flag carrier vessels.

12.2	The Goods delivered to Site shall be stored in the CONTRACTOR’s storage area until actually required for incorporation of the Works. The CONTRACTOR shall be responsible for the safety of the Goods during storage. The CONTRACTOR shall be aware of the high humidity and its effects to Goods subject to corrosion in storage areas in Indonesia.

12.3	The CONTRACTOR shall be responsible for the handling and safe movement of the Goods during off-loading from and loading into transport, until the completion of the Contract.

12.4	The CONTRACTOR shall be responsible for the payment of all expenses for clearing the Goods through the port of arrival, for transportation to Site and storage.

Article 13
Closing Insurance
13.1	Without limiting its obligations and responsibilities, the CONTRACTOR shall, prior to the commencement of any Work, and at its own expense, provide evidence within seven (7) calendar days from the EDC, insurance to cover its liabilities throughout the Contract and in the joint name of TELKOM and the CONTRACTOR as the insured:
a.	(i) the Works and any work in progress of every kind required for the execution, testing and completion of the Works including, but not limited to, the completed item to the full value of such Works and any work in progress executed from time to time;

(ii) all appliances, instruments or things of whatsoever nature required in or pertaining to the execution, testing and completion of the Works, constructional plant, the materials and other things brought on to the Site by the CONTRACTOR to the full value of such constructional plant, materials and other things, against all losses or damages from whatever cause in respect of all risks including, but not limited to, marine cargo (Note 1), sea bed (Note 2) and war risk (Note 3) arising for which it is responsible under the terms of the Contract and in such manner that TELKOM and the CONTRACTOR are covered during the period of construction of the Works;

b.	against any damage, loss or injury which may occur to any property (including that of TELKOM) or to any person (including any employee of TELKOM) as a result of the execution of the Works or temporary work;

c.	against any damage or compensation payable under statute or at law in respect or in consequence of any accident or injury to any person in the employment of the CONTRACTOR or any Sub-

contractor. The CONTRACTOR shall indemnify and keep indemnified TELKOM against all such damages, compensation, claims, demands, proceedings, costs, charges and expenses, whatsoever in respect thereof at its own expenses;

d.	a general liability policy, sufficient to cover its liability under the Contract until the end of the warranty period or any extension thereto.
The total prices contained in total amount of Contract shall include any premium amounts paid or to be paid by the CONTRACTOR for the insurance coverage hereinabove stated.
Note 1	Marine cargo or equivalent coverage is required to protect against all risks of physical loss or damage to the cable, terminal station equipment and other equipment to be included in the System (other than war risks) beginning with the date when each such equipment is ready for shipping and ending when the cable are placed over side the cable laying vessel and when the terminal station equipment is delivered to the terminal stations.

Note 2	Sea bed or equivalent coverage is required to protect against all risks of physical loss or damage to the equipment described in Note 1 above (other than war risks) from the time coverage under Note 1 above ends until the issuance of the Certificate of System Acceptance.

Note 3	War risks or equivalent coverage is required to protect against damage to, seizure by and/or destruction of the System/Sub-system by means of war, piracy, takings at sea, other warlike operations and “excepted risks” as stated in Article 41.5 until the issuance of the BAST-I.

13.2	Upon the issuance of each policy relative to such insurance and not later than fifteen (15) calendar days prior to each renewal thereof, the CONTRACTOR shall furnish TELKOM with insurance certificate, indicating that the relevant premiums have been paid and that the said policy is and will continue to be in full force.

13.3	For all insurance to be effected, the CONTRACTOR is encouraged, to the extent practicable and reasonable, to use an Indonesian government insurance company.

13.4	The insurance shall be effected, wherever applicable, in such a manner that TELKOM and the CONTRACTOR are covered:
a.	for the period specified in this Contract (Article 3);

b.	during the warranty period for any loss or damage arising from a cause occurring prior to the commencement of the warranty period; and

c.	for any loss or damage occasioned by the CONTRACTOR in the course of any operation carried out by him for the purpose of complying with his obligations under Article 26 and 30 of this Contract.
13.5	If the CONTRACTOR shall fail to effect and keep in force the insurance specified herein, then after reasonable notification in advance to the CONTRACTOR, TELKOM may effect and keep in force any such insurance and pay such premium or premiums as may be necessary and from time to time deduct the amount so paid by TELKOM from any money due or which may become due to the CONTRACTOR, or recover the same as a debt due from the CONTRACTOR. The CONTRACTOR shall be liable to TELKOM for the full consequences of CONTRACTOR failure to insure under this Contract.

13.6	The CONTRACTOR shall furnish TELKOM with a copy of any insurance certificate to be effected under the Contract upon TELKOM’s request The CONTRACTOR shall further furnish TELKOM with draft copies of any insurance certificate after the receipt of notification of award and formal copies of insurance certificates immediately after such insurance come into effect.

13.7	Unless otherwise specifically agreed upon by the Parties, it shall be the responsibility of the CONTRACTOR to notify the insurance company, and proceed with all claims arising from any damage or loss of the Goods and Works covered by the insurance on behalf of and for TELKOM.

13.8	All money received (limited to such monies which are directly related to the goods and related services) under the insurance policy either by the CONTRACTOR or by TELKOM shall be applied towards the replacement or repair of the Goods and/or the Works found missing or damaged. The CONTRACTOR shall be responsible for replacement or repairing of the items within the settlement.

13.9	The CONTRACTOR shall indemnify TELKOM against all claims, losses, expenses, etc. arising out of or resulting from any default by the CONTRACTOR in complying with the requirements of this Article under the limitation as stated in the Contract Article 21.2.

13.10	Marine Insurance

Marine Insurance of the Goods shall be effected in the name of CONTRACTOR from “warehouse to warehouse” on “All Risks” basis including war risks and strike as stated in Article 13.1.

13.11	Local Transportation Insurance.

For Goods supplied from within Indonesia, insurance for local transportation shall be effected in the name of CONTRACTOR in a full amount of the ex-factory value of the

Goods from the place where the Goods are shipped to a designated Site.
13.12	CONTRACTOR’s All Risks Insurance

CONTRACTOR’s All Risks Insurance shall be effected prior to commencement of the Works in the name of CONTRACTOR to cover all risks other than the excepted risks as mentioned in Article 41.5 of during the execution of the Works against physical loss of or damage to all Goods and Works to the full value until the issued of System Acceptance Certificate, as security for repairment of the Work.

13.13	Third Party Liability Insurance.

Third party liability insurance shall be effected prior to commencement of the Works to insure against the CONTRACTOR’s liability for any material or physical damage, loss or injury which may occur to any property, including that of TELKOM or to any person, including any employee of TELKOM, by or arising out of the execution of the Works or in the carrying out of the Contract.

13.14	Workmen’s Compensation Insurance

Prior to commencement of the Works, the CONTRACTOR shall effect and shall maintain during the period of Contract, Workmen’s compensation insurance for all personnel employed by CONTRACTOR and the people who work with CONTRACTOR, in connection with the Works, as security for compensation benefits pursuant to the applicable laws of Indonesia against the Works related to injury or employer’s liability. Regardless the workmen’s compensation Insurance shall be procured in accordance with Laws of the Employees country, or the equivalent by which the employers are abide.

Article 14
Delivery of Goods and Documentations
14.1	Delivery of the Goods shall be made by the CONTRACTOR in accordance with the Contract.

14.2	All physical deliveries covered by this Project shall be accompanied by a consignment note, which includes:
a.	Name and registered office of CONTRACTOR;

b.	Contract number;

c.	Date of shipment and delivery;

d.	Country of Origin;

e.	Name, brand, and quantities of Goods;

f.	Copy of Supplier Statement of product originalities from authorized distributor or from the company certified in the quality assurance certificate issued by TELKOM;

g.	Quality Assurance certificate issued by TELKOM which shall be limited for cable and transmission equipment only;

h.	Packing List and Delivery Order.
14.3	TELKOM shall visually inspect the equipment on delivery to the installation Site based on a copy of the goods shipping documents and TELKOM’s Project Manager shall promptly issue a Goods Arrival Certificate if there is no obvious physical damage to the equipment and the quantity of equipment delivered is correct according to the supporting Documentation provided, as described in Article 14.2 of this Article. The quantity of the submersible plant is based on the actual quantity to be required for the Project which will be subject to Contract Amendments based on the result of the marine route survey in accordance with Article 44.

Article 15
Familiarity with Site and Works
15.1	The CONTRACTOR shall be deemed to have familiarized himself with the nature of Site of the Works, the general and local conditions and regulations of Site and all other matters which can in any way affect the Works and Time of Completion under the Contract Any changes shall be subject to the findings as per Article 16.

15.2	The CONTRACTOR shall be deemed to have satisfied himself at the time of Contract as to the correctness and sufficiency of his price stated in the price schedule which shall cover all his obligations under the Contract for proper performance, completion and maintenance of the Works It is entirely the CONTRACTOR’s responsibility for any errors in the computation or summation of the price schedule or for any incorrect perception of the Scope of Works and for the quality of the System to be attained at the completion of the Project which is finally subject to the findings according to the Article 16 TELKOM will not compensate the CONTRACTOR for any financial loss, or for any errors discovered after the bid submission or during the execution of the Contract.

15.3	The CONTRACTOR shall, by careful examination, satisfy himself in respect of all pertinent conditions which may in any manner affect the execution of the Works, such as, but not limited to, the nature and location of the Works to be performed, the character, quality and quantity of the Goods to be delivered, the CONTRACTOR’s facilities including the construction equipment to be used, labor condition, transportation conditions and general and local laws and regulations. The CONTRACTOR will ensure that any allowance for all the foregoing factors and all other risks, conditions or other circumstances has been included in the Contract Price No claim shall be considered for extra costs or extensions of time due to any difference between the actual conditions and those which may have been anticipated by the CONTRACTOR.
Article 16
Site Survey, Design/Drawing and DRM
16.1	The CONTRACTOR shall at his own expense conduct Site survey both of Land and Marine Portion to perform all CONTRACTOR obligations in this Project, review the plans furnished by TELKOM and prepare the installation designs/drawings and Bill of Quantities.

16.2	CONTRACTOR shall prepare the detailed design and the installation drawings for all the System and facilities on the basis of the Technical Specifications as describe in Attachment 11 of this Contract.

16.3	The installation designs/drawings shall be prepared with due consideration of economic and quality aspect of the System fully reflecting the Site conditions.

16.4	The Survey reports and installation designs/drawings shall be submitted to TELKOM’s Manager Proyek for approval, System by System where applicable, within such time as specified in the Attachment-8(Implementation Schedule) at least one (1) month after Design Review Meeting.

16.5	Survey report and installation design/drawings shall be discussed and agreed by both Parties during DRM.
16.6	TELKOM shall have detail review meeting that organised by CONTRACTOR to ensure alignment of network deployment with detail BoQ requirement based on site readiness as result of site survey and market requirements. The DRM shall be held in Indonesia for 10 to 15 persons, transportation made by TELKOM.

16.7	TELKOM’s Project Manager shall give

CONTRACTOR approval for such design and installation drawings within fourteen (14) calendar days after the submission
TELKOM’s approval of survey reports and installation designs/drawings shall not relieve the CONTRACTOR of any of his obligation under the Contract.

16.8	If during the execution of the Works, modification of the CONTRACTOR’s installation designs/drawings becomes necessary, the CONTRACTOR shall notify TELKOM of his finding at the Site and obtain approval for such modifications from TELKOM. Any modifications of designs/drawings shall be made without extra costs to TELKOM For the corresponding work, Article 44.6 shall be applicable.

16.9	Except for the CONTRACTOR’s own reason, any increase or decrease of the Contract Price, occasioned by variation in quantities of the Goods installed and the Works performed based on modification of designs/drawings approved or instructed by TELKOM, shall be equitably adjusted as mentioned in Article 44.

16.10	If TELKOM’s Project Manager requires to modify such design and installation drawings after approval pursuant to Article 16.9 above, CONTRACTOR shall submit to TELKOM’s Project Manager modification application by clarifying its scope and reason. Such modification can be made only when it approved in writing by TELKOM’s Project Manager.

Article 17
Permits and Authorizations
17.1	CONTRACTOR shall be responsible to obtain permits and authorizations as stipulated an Attachment-9 of this Contract for both of Land and Marine portion, from the government and or the third parties when deemed to be necessary for the execution and finishing the Works. The Permits should be requested by CONTRACTOR with reasonable efforts. The CONTRACTOR can not be held responsible for any delays caused by delayed obtaining of permits from the authorities. Any such delay shall be notified to the TELKOM and the delay and the impact on the Project shall be quantifiable and verifiable. A corresponding extension of time under those circumstances shall be given to the CONTRACTOR in his Plan of work. CONTRACTOR shall make reasonable efforts to minimise the impact of this delay.

17.2	TELKOM shall assist CONTRACTOR, sub-contractor(s) and their non-Indonesian personnel in obtaining in Indonesia residence/work permits by issuing sponsorship letters. For this purpose, list of expatriate personnel assigned to Indonesia on a full time basis, shall be submitted to TELKOM within 30 (thirty) days prior to their arrival in Indonesia. Such list shall include the names of each person, passport number, intended assignment and responsibilities, and should be accompanied by curriculum vitae and certificates of graduation (final education).

17.3	TELKOM shall assist CONTRACTOR in obtaining permits and authorizations from the government and municipal authorities for entry into occupation and excavation of the property of a third party for the execution of the Works therein upon the CONTRACTOR’s request.

17.4	At least kind of permits shall be obtained by CONTRACTOR respectively as stated in Attachment-9 (Permit Matrix).

Article 18
Provision of Facilities
18.1	Unless otherwise specially defined, the CONTRACTOR shall, at his own expense, provide Construction Equipment, test equipment, test programs, materials, tools, labor, water, drainage, fuel, oil, electricity, utilities, transportation, and all other facilities and services, and safety measures, as well as any temporary sheds, platforms, offices, warehouse, guard posts, and other structures necessary for proper execution of the Contract.

18.2	The CONTRACTOR shall be responsible for proper fencing (if necessary), guarding, lighting and watching of all Works on Site until the Works have been completed and accepted by TELKOM.

18.3	The CONTRACTOR shall also be responsible for the proper provision of temporary roadways, and guards, safety signs for the accommodation, protection and safety of the owners and occupiers of adjacent properties, the public and others.

18.4	The facilities provided by the CONTRACTOR specified in this Articles shall comply with the Technical Specification as describe in Attachment 11 of this Contract, and relevant laws, ordinances and regulations in Indonesia and shall be subject to the approval of TELKOM.

Article 19
Provision of Labor,
Use of Local Personnel and Local Content
19.1	CONTRACTOR shall, at his own expense, provide any necessary labour for proper execution of the Contract.

19.2	The CONTRACTOR is encouraged, to the extent practicable and reasonable, to employ staff and labor with the required qualifications and experience, from sources within Indonesia.

19.3	For the execution of the Works under this Contract, employees of CONTRACTOR shall be identified and recognized as the employees of CONTRACTOR at all times, under his administrative control, and shall at no time be identified as employees of TELKOM.

19.4	CONTRACTOR shall obtain and furnish necessary security clearance, personnel passports, visas and other documents for personnel performing the Work under this Contract.

19.5	At all times covered by this Contract, CONTRACTOR shall exercise complete control over his employees.

19.6	CONTRACTOR and his employees shall conform to all applicable local laws, regulations and ordinances, and shall promptly correct any violations brought to his attention.

19.7	CONTRACTOR shall be responsible for the professional and technical competence of his employees and try his best to select and employ only those persons who in his judgment will be reliable and competent and who will comply with local laws and customs and conform to a high standard of moral and ethical conducts.

19.8	CONTRACTOR shall agree upon written request from TELKOM’s Project Manager after discussion with CONTRACTOR, to terminate the employment of any of his employees performing the work under this Contract, if TELKOM’s Project Manager considers that such termination is necessary to protect the interest of TELKOM and/or the Government of Indonesia.
19.9	CONTRACTOR shall bear all expenses necessary for such termination of employment and shall provide personal for replacement, at his own expense

19.10	CONTRACTOR shall utilize as many local personnel as possible, and CONTRACTOR’s expatriate personnel shall be limited only to engineers, specialized technicians and administrative personnel who are not available in Indonesia.

19.11	CONTRACTOR shall utilize as many local content (local product) as possible for proper execution of the Contract.
Article 20
Cooperation with Other CONTRACTORs
20.1	The CONTRACTOR shall conduct his Services so as not to interfere with, or hinder, the progress or completion of the works being performed by other contractor(s) involved in the execution of this or any other project.

20.2	The CONTRACTOR shall cooperate with other contractor(s) concerned with Project. In case of any dispute, it has to be solved promptly without loosing any time by TELKOM. If any instruction from TELKOM leads to Contract Variation then it has to be accepted by all parties.

20.3	The CONTRACTOR shall, as far as possible, arrange his Works, place and dispose of the Goods being used, so as not interfere with the installation and/ or the operation of other contractors. The CONTRACTOR shall execute the Services in an acceptable manner and coordinate with other contractors.

Article 21
Protection of Existing Telecommunication Systems
21.1	During the implementation of Project period, the CONTRACTOR shall pay special attention to protect the continuity of the operation of the existing telecommunication systems.

21.2	In the event that any damage should occur, due to the execution of the Works, the CONTRACTOR shall be responsible for the costs incurred for the repairs of such damage. The CONTRACTOR shall not be liable to any consequential, incidental or indirect damages. The CONTRACTOR’s maximum aggregate liability, whether in tort, contract or otherwise, shall be limited to one hundred (100) percent of the Contract Price.

21.3	In the event that the CONTRACTOR fails or refuses to incur the costs thereof, TELKOM shall, without prejudice to its other remedies under the Contract, deduct the cost of such damage from payment to the CONTRACTOR.
Article 22
Arrangement on Interference with Traffic and Adjoining Properties
22.1	All operations necessary for the execution of the Works shall, so far as compliance with the requirements of the Contract permits, be carried on so as not to interfere unnecessarily or improperly with the convenience of the public or the access to, use and occupation of public or private roads and footpaths to or of properties whether in the possession of TELKOM or of any other person.

22.2	CONTRACTOR shall use every reasonable means to prevent any of the highways or bridges communicating with or on the routes to the Site from being damaged or injured by any traffic of CONTRACTOR or any of his Sub-Contractors and in particular shall select routes, choose and use vehicles and restrict and distribute loads so that any such extraordinary traffic as will inevitably arise the moving of the Goods from and to the Site shall be limited as far as reasonably possible and so that no unnecessary damage or injury may be occasioned to such highways and bridges.

22.3	Where the nature of the Works is such as to require the use by the Contractor of water-borne transport, the provisions of Article 22.2 herein shall be construed as though “highway” included a lock, dock, sea wall or other structure related to a waterway and “vehicle” included craft and shall have effect accordingly.
Article 23
Monthly Progress Report
23.1	CONTRACTOR shall submit to TELKOM’s Project Manager “Progress Report” every month, in 2 (two) hard copies and 1 (one) soft copy, within the first ten (10) calendar days of the following month, with the first report is to be issued at the second month from the Effective Date of Contract.

23.2	Progress report shall describe the progress of the Works by proving and evidencing objectively the amount of the Works completed in the months concerned.
The CONTRACTOR’s special attention shall be directed to preparation of Progress Report in such manner and such form that TELKOM can easily examine and confirm the amount of the Goods supplied/installed and the Works performed on a basis of System.

23.3	Progress Report shall cover the following items:
a.	Total progress for the last 2 (two) months and at the end of the months;

b.	Goods supplied/installed and Work completed measured in terms of value for each Site and each for the months concerned and as of the end of the months;

c.	The CONTRACTOR’s manpower mobilization for the months concerned;

d.	Major problems encountered;

e.	Anticipated Works for the following 2 (dua) months. However for the first report for DRM, the CONTRACTOR must report Anticipated Work for the whole implementation period;

f.	Inventory report;

g.	Undelivered Goods and shipment schedule;

h.	Pertinent information which TELKOM may request, and

i.	Payment schedule, in which the CONTRACTOR shall estimate the receipt of payment from TELKOM on System basis for the entire period of the Contract, including the latest status of the amount already received. The form of payment schedules will be furnished by TELKOM to the CONTRACTOR. Payment schedule shall be updated by every new progress report to be issued.
23.4	CONTRACTOR shall submit the format of progress report to TELKOM for its approval within 30 (thirty) calendar days after the Effective Date of the Contract.
Article 24
Cleaning-up Activity
24.1	The CONTRACTOR shall at all times pay due attention to sanitation at Site and keep the Site free from accumulation of waste materials or rubbish caused by CONTRACTOR’s Works.

24.2	At the completion of the Works the CONTRACTOR shall remove all the surplus materials and rubbish from Site as well as his Construction Equipment, and waste materials, within such time as designated by TELKOM’s Project Manager.
Article 25
As-built Drawings
25.1	As specified under the Contract, the CONTRACTOR shall be required to furnish TELKOM with as-built drawings upon completion of the Works.

25.2	TELKOM may request the CONTRACTOR to furnish such as-built drawings in the form that they will meet the requirements of and subsequently be integrated into Computerized Local Networks Records System.

25.3	In such event, the CONTRACTOR shall furnish TELKOM with computer data so that TELKOM can easily incorporate as-built drawings into computerized Local Networks Records System TELKOM will furnish the CONTRACTOR with the detailed specifications of the requirements before the CONTRACTOR will commence preparation of as-built drawings. Any additional cost to be incurred by the CONTRACTOR thereof shall be paid to the CONTRACTOR upon mutual agreement by the parties hereto.
Article 26
Warranty Period
26.1	CONTRACTOR shall provide warranty for the System as follows:
a.	Terrestrial Portion.
                     The warranty period for the Land Portion of the System shall remain valid for one

(1) year commencing from the respective date of the System Acceptance Certificates (BAST-I) of the related System

b.	Marine Portion

The warranty period for the Marine Portion of the System shall remain valid for five (5) years commencing from the respective date of the System Acceptance Certificates (BAST-I) of the related System.

c.	The CONTRACTOR warrants that the System, including its spares, shall conform fully, over 25 (twenty-five) years design life, to the requirements of the Contract or such other performance levels agreed upon as acceptable by TELKOM and that no pattern of failure or pattern of degradation shall have developed that is likely to cause the System to fail to meet the requirements of Attachment-8 (Technical Specification) over the twenty-five (25) years design life.
26.2	The warranty case has to be proven and further actions has to be mutually agreed quickly. TELKOM shall promptly notify the CONTRACTOR in writing of any claims arising under this warranty. Upon receipt of such notice, the CONTRACTOR shall:
a.	perform any repair to the extent such damage is attributed to CONTRACTOR required to restore the System to the requirements of the Contract or such other performance levels agreed upon by TELKOM, if the System should fail to meet such requirements at any time during the warranty period or has developed a pattern of failure or pattern of degradation that is likely to cause the System to fail to meet such requirements. However, TELKOM may elect, at their sole option, to make repairs, including at sea repairs which are covered by the warranty Any equipment discovered to be defective or faulty and recovered during a warranty repair shall be returned to the CONTRACTOR at TELKOM’s request and at TELKOM’s expense. The CONTRACTOR shall reimburse TELKOM for the cost of such repairs within twenty one (21) calendar days from receipt of a relevant notice issued by TELKOM. The CONTRACTOR shall be entitled to have a representative during repair execution to observe the System defective or faulty recovered. Such repairs by TELKOM shall not in any way diminish the CONTRACTORS obligations under the warranty;
b.	bear the total cost of each repair to the extent such damage is attributed to CONTRACTOR required during the warranty period. This cost shall include but not limited to the cost of any vessels (including proportionate standing charges and running costs for cable ships from the maintenance zones) and/or any costs arising from burial or reburial, the components, equipment or materials requiring replacement, the cost of any additional equipment necessary to effect the repair, the cost of making the repair, the cost of labor and engineering assistance or development required to make the repair and all associated costs such as but not limited to shipping and customs and services that may be required to make the repair;
26.3	The warranty periods of items not accepted, provided or requiring repair or replacement at the System Acceptance Date (BAST-I) shall start from the date(s) such items are accepted by TELKOM. Any defective part repaired or replaced during the warranty period shall itself be subject to a further warranty period of one (1) year for Land Portion and five (5) years for Marine Portion from the date of repair or replacement and up the maximum Warranty period of (10) Years for the Marine Portion.

26.4	If during the warranty period (as mentioned in Article 26.1a and b herein above) defects are found on repeated occasions in any part or parts of the System or if a pattern of failure or pattern of degradation is likely to cause any part or parts to fail to meet the specified requirements over the twenty-five (25) years design life, such part or parts shall not be repaired but shall be replaced by new part(s) at the request of TELKOM, including all the appropriate spares.
a.	For the purpose of this Article, a pattern of failure or pattern of degradation shall be deemed to exist if:
1)	TELKOM have notified the CONTRACTOR that in their reasonable opinion failures of the same or similar mechanisms have occurred which show a deterioration of System performance that will render the System outside its specification during its design life; and

2)	The CONTRACTOR, having carried out an investigation, cannot demonstrate to the reasonable satisfaction of System that;
(a)	the failures/deteriorations are within the predictions of the reliability model or Mean-Time- Between-Failure(MTBF) figures,

(b)	the failures/deteriorations are not due to a design defect in the component or its application; or

(c)	the failures/deteriorations only apply to a limited number of parts, for example, as the result of a manufacturing (or batch related) inconsistency
b.	The investigation into the cause of any failures/deteriorations and any associated remedial action shall be carried out by the CONTRACTOR within a reasonable time-scale with regular progress reports as requested by TELKOM.
26.5	In addition, If the faults are attributable to the CONTRACTOR, the CONTRACTOR shall pay to TELKOM all actual expenses (if any) is incurred by TELKOM in testing or examining any part of the System for the purpose of or in connection with this Article or in connection with making good, replacing or repairing any part of the System.

26.6	If the faults are attributable to the CONTRACTOR, the CONTRACTOR shall make every reasonable effort to minimize the period of time that the System is out of service for repair and testing. For failures or any situations which cause or risk to cause an outage of the System, the CONTRACTOR undertakes to initiate a corrective intervention immediately but in any case no later than two (2) calendar days after reception of a notice from TELKOM. TELKOM reserve the right to determine the timing of rectification.

26.7	The CONTRACTOR shall, with reference to Article 26.3, effect all repairs of the System through the use of repair materials supplied by it. However, the CONTRACTOR with the agreement of TELKOM, may use the materials needed to effect a repair from TELKOM’s available spare materials, components or equipment The CONTRACTOR shall replace such material supplied from TELKOM’s spare stock at a time mutually agreed by TELKOM and the CONTRACTOR. All materials supplied to replenish TELKOM’s spare and all materials used to repair the

System, which are not supplied from TELKOM’s spare materials, shall be warranted for a period of one (1) year for Terrestrial Portion and five (5) years for Marine Portion from the date of replacement.
26.8	The repair or replacement of any faulty unit or equipment includes the delivery to TELKOM with a descriptive report of the fault found and, when appropriate, of the repair carried out on such faulty unit or equipment. The maximum period for repair of the units or equipment (including shipping and customs clearance) is defined in Attachment- 11 (Technical Specification).

26.9	For the purpose of Marine Portion System maintenance:
a.	The usage of universal jointing and/or universal coupling equipment for the maintenance or repair of the Marine Portion during the warranty period shall not in any way invalidate the warranty for Marine Portion and the CONTRACTOR shall accept the warranty responsibility for the universal jointing and/or universal coupling equipment used during a repair throughout the warranty period.

b.	If TELKOM decide to pool any spareparts supplied under this Contract with other spareparts supplied for other cable systems for which they have maintenance authorities and where technical compatibility is confirmed by the CONTRACTOR, the usage of such other spareparts supplied from another cable system for maintenance shall not invalidate the warranty of Marine Portion during the warranty period.

CHAPTER III
TERMS AND CONDITIONS OF
TECHNICAL ASPECT
Article 27
Country of Origin
27.1	All Goods supplied under the Contract shall have their origin in the member countries and territories eligible under the rules of the Government of Indonesia.

27.2	For the purpose of this Article “origin” means the place where the Goods are produced. Goods are produced when a new product is commercially recognized as a result of manufacturing, processing of substantial and major assembling of components, and is substantially different in basic characteristics or in purpose or utility from its components.

27.3	The origin of the Goods may be distinct from the nationality of the CONTRACTOR.
Article 28
Standards
The Goods supplied under this Contract shall conform to Attachment-8 (Technical Specification). When no standard is detailed therein, then the latest standards ITU-T at the time of the Contract shall be applied. In case, both of standards not obtained than the country of origin standards which are issued by the relevant institution shall apply.

Article 29
Tools and Measuring Equipment
29.1	CONTRACTOR shall provide tools and measuring equipment with instruction manuals required for maintenance and operation of the completed Works in accordance with the Bill of Quantity. The tools and measuring equipment are detailed in the Attachment-11 (Technical Specification). Tools and measuring equipment which provided under this Contract which shall be handed over to TELKOM are new and original.

29.2	For the installation and/or construction activities purpose, CONTRACTOR shall provide all necessaries tools and measuring equipment by themselves. Tools and Measuring Equipment which provided under this contract shall hand over to TELKOM are new pursuant to Article 30 of this Contract. Equipment and tools provided by the CONTRACTOR that are not included in the BoQ shall remain property of the CONTRACTOR and not be handed over to TELKOM.
Article 30
Guarantee for Goods
CONTRACTOR shall warrant that the Goods supplied under the Contract are new, unused, of the recent or current models and incorporate all recent improvements in design and materials and that all Works performed by him shall be state of the art in materials and workmanship. CONTRACTOR shall further warrant that the Goods supplied and the Works performed under this Contract shall have no defect arising from design, materials or workmanship or from any act or omission of the CONTRACTOR, which may develop during normal use of the Goods supplied and the Works performed in the conditions existing at Site.

Article 31
Guarantee for Long Term Support
31.1	For a period of twenty-five (25) years starting on the date of System Acceptance Certificate (BAST-I) of related System, CONTRACTOR shall supply to TELKOM at reasonable price:
a.	technical support and advice in respect of the design, maintenance and operation of the System; and

b.	supplies, replacement equipment, repair service and software support to the System at a reasonable price.
31.2	Where identical parts or components cannot be supplied, CONTRACTOR shall provide equivalent and compatible parts, and shall be responsible for any adaptive engineering work and all implementation documentation that may be necessary.

31.3	Notwithstanding Article 31.2 above, if for any reason the CONTRACTOR intends to cease manufacturing identical or fully compatible spare parts and replacement equipment, the CONTRACTOR shall give a minimum of one (1) year prior written notice to TELKOM to allow TELKOM to order from the CONTRACTOR any required spare parts and replacement equipment and shall forthwith provide full details of the equivalents. However, the CONTRACTOR shall not cease to manufacture such parts and equipment before the expiration of the warranty period, as described in Article 26.1 a and b of this Agreement.

Article 32
Spare Parts
32.1	During the warranty period as stipulated in Article 26.1 a and 26.1 b, all parts that are required to be replaced, shall be supplied by CONTRACTOR without charge to TELKOM if such replacement is due to imperfect workmanship, faulty design or faulty material supplied by the CONTRACTOR, or any act, neglect or omission on the CONTRACTOR’S part or unless such errors or non-compliance have been cause by TELKOM or third party(ies) or Force Majeure.

32.2	CONTRACTOR shall provide prices and suppliers (local or overseas) information, regarding spare parts, and suggest the number of spare to be purchased and stocked for the successful maintenance of the System as stipulated in Article 31.3.

32.3	CONTRACTOR shall provide a list of spare part including description and quantity as appropriate by TELKOM.

32.4	CONTRACTOR shall agree to supply the spare parts to TELKOM and TELKOM shall have the right to purchase these spare parts from CONTRACTOR for TELKOM’s maintenance requirements at a price to be agreed upon The spare parts or suitable equivalents with the same performance should be available throughout the design lifetime of the System.

32.5	CONTRACTOR shall propose all necessary spare parts as stated on Attachment-11 (Technical Specification), and guarantee that the availability of spare as described in Article 26 and Article 30 of this Contract.

32.6	CONTRACTOR shall guarantee that any additional Goods as well as spates can be supplied with same type and function after

Final Acceptance Certificate (BAST 2) issued.
32.7	CONTRACTOR shall guarantee that any additional Goods as well as spares shall be supplied any time for a period of five (5) years from the date of the last Final Acceptance Certificate (BAST-2).

32.8	Under the reference Section III Technical Specification Table 3-1 Intervension Period for the long Term Support, CONTRACTOR shall carry out sufficient inventories to assure ex-stock supply of consumable spares for TELKOM
Article 33
Software License
33.1	Subject to the terms and conditions in this Contract, CONTRACTOR grants to TELKOM the non-exclusive, non-transferable and non-sublicensable license to use the software solely on the Goods and at the Sites except as otherwise expressly agreed in writing between the Parties and to use the software documentation for such aforementioned purpose.

33.2	In this software license agreement, TELKOM have the rights in accordance with the Indonesian law regarding intellectual property rights, which is the rights for economic benefit from the use of software license as describe in this Contract, but granted no ownership rights in the software, where such ownership rights in the Software shall remain with CONTRACTOR.

33.3	TELKOM shall be entitled to produce back-up copy of each item of the software, respectively, whereby the use of such back up copy shall be limited to replace the original software, if the original software is inoperable. TELKOM shall keep records about the storage of such back-up copies and present such records to CONTRACTOR upon request.

33.4	TELKOM acknowledges and agrees that the

software and the software documentation contain proprietary and confidential information and trade secrets of CONTRACTOR and its third party licensors, and agrees to keep and treat such software and software documentation confidential.
33.5	TELKOM shall a) not reproduce, copy, or modify the software in whole or in part except as authorized by CONTRACTOR in writing or as provided in this Section; and b) not attempt to decompile, reverse engineer, disassemble, reverse translate, or in any other manner decode the software except as specifically authorized by compulsory law in accordance with the purpose of this Contract.

33.6	Software as mentioned in this Article as describe in the Attachment-11 (Technical Specifications) of this Contract.
CHAPTER IV
TERMS AND CONDITIONS FOR
GOODS & SYSTEMS ACCEPTANCE
Article 34
Inspection and Tests
34.1	Inspection and Test of the Goods:
a.	TELKOM or the Inspector shall have the right to inspect and/or test the Goods in order to confirm their conformity to the Contract in accordance with Attachment 11 (Technical Specification).

b.	Subject to 7 (seven) days prior notice to do so, the inspections and tests may be conducted on the premises of the CONTRACTOR or its Sub-contractors), at the point of delivery and/or at Site.

c.	When conducted on the premises of the CONTRACTOR or its Sub-contractor(s), all reasonable facilities and assistance, including access to drawings and production data, shall be furnished to the Inspector(s), at no charge to TELKOM.
d.	Should any inspected or tested Goods fail to conform to the specifications, TELKOM must reject them and the CONTRACTOR shall replace the rejected Goods to meet the requirements in the specifications, free of cost to TELKOM.

e.	TELKOM s right to inspect, test and where necessary, replaced Goods after the Goods arrival at Site shall not be limited or waived by reason of the Goods having previously been inspected, tested and passed by TELKOM or the Inspector, prior to the Goods shipment from the country of origin Failure to reject such insufficient Goods within due time shall be regarded as an acceptance of the Goods.
34.2	Interim Inspections and Testing of Works
a.	TELKOM shall be entitled to request the CONTRACTOR at any time when deemed necessary during the execution of the Contract, to carry out inspections and tests of the Works so far constructed/installed in the reasonable time Factory inspection and testing shall be subject to mutual agreement between the Parties and the work shall not be unnecessarily interfered.

b.	If the CONTRACTOR requests TELKOM to perform the interim inspections and tests on the Works so far constructed/installed, the Contractor shall give TELKOM a prior written notice of the date for such inspections and tests together with the Contractor’s own test data in accordance with Attachment- 11 (Technical Specifications).

c.	The CONTRACTOR shall provide such

assistance, instruments, machines, and labor as are normally and reasonably required for examining, measuring and testing the Works and the quality of any Goods incorporated in the Works at no additional cost to TELKOM.

d.	Should any portion of the Works or Goods incorporated in the Works fail, during the inspection period, to conform to the Technical Specifications after the Site Inspections/Tests, TELKOM must reject them and the CONTRACTOR shall immediately repair, replace and/or correct such unsatisfactory portion(s) at its own cost. Failure to reject such Goods within due time shall be regarded as an acceptance of Goods.

e.	Inspection and Test Procedures are specified in the Attachment-11.3 of this Contract.
34.3.	System Acceptance Tests
a.	System Acceptance Tests shall be conducted by CONTRACTOR and witnessed by TELKOM and, as full system and full function.

b.	The Contractor shall give TELKOM 14 (fourteen) calendar days prior written notice of the date for the System Acceptance Test preparing the CONTRACTOR’s own test data. Unless otherwise agreed upon, the test shall be carried out within 10 (ten) calendar days from the said date, and TELKOM shall notify in writing the CONTRACTOR of such day or days. If TELKOM does not notify it, CONTRACTOR may carry out the Acceptance Test at his proposed date.

c.	CONTRACTOR shall supply necessary labors, materials, equipment, apparatus and instruments for the execution of the Acceptance Test.

d.	If any portion of the Works fails to pass the test, a test of the said portion shall be repeated under the same terms and conditions as specified in Attachment-11 (Technical Specification). All materials used in the correction of such portions shall be new.

e.	In the event that the Works completely fail to satisfy the requirements specified in Attachment-11 (Technical Specification) then CONTRACTOR shall correct the failures as soon as possible and the System Acceptance Tests shall be repeated until satisfactory results are obtained.

f.	Test Procedures are specified in the Attachment-11.3 of this Contract.

g.	At least one month before commencing of the Acceptance test, CONTRACTOR shall propose the test procedure including list of measuring equipment and test configuration for TELKOM approval.
34.4.	Acceptance Test of Works
a.	Within one (1) month before the conducted Acceptance Test, CONTRACTOR shall submit the detail item and test procedure for TELKOM’s approval. Acceptance Test shall be carried out after the System is commissioned by CONTRACTOR and is ready for Acceptance Test. CONTRACTOR shall carry out Acceptance Test over the whole Works as referred to in this Contract, at the Site of installation in accordance with Acceptance Test schedule which shall be submitted by CONTRACTOR to TELKOM.

The Acceptance Test shall be carried out on System base that has been defined under this Contract.

The Acceptance Test shall be carried out in the presence of both Parties’ authorized representatives.

b.	Prior Notice to Acceptance Test

CONTRACTOR shall give notification to TELKOM within fourteen (14) calendar days prior to the date of the Acceptance Test. Within seven (7) working days after receipt of such notification, TELKOM shall notify CONTRACTOR of its approval for such Acceptance Test schedule or TELKOM may propose another Acceptance Test schedule which shall not be later than seven (7) calendar days after CONTRACTOR’s proposed date, with remain to pay attention to completion date of Works according to this Contract.

c.	Acceptance Test Implementation.

After installation and commissioning for each System has been completed by CONTRACTOR, the Acceptance Test shall be carried out for such System and the result stated in the Acceptance Test Certificate (BAUT) shall be submitted to TELKOM’s Project Manager for the purpose of the issuance of BAST-I.

d.	Error rectification obligations.

Should there be any non-compliance with the Technical Specifications (hereinafter referred to as “Error”) during Acceptance Test period, TELKOM and CONTRACTOR shall record such Error in writing and CONTRACTOR shall start to rectify such Error according to Acceptance Test requirements.

e.	Major Remaining Errors.

If the result on Acceptance Test indicates System which is not operable commercially, or causes damage or loss of data or software, or causes corrupted data (hereinafter referred to as “Major Remaining Errors”), then CONTRACTOR shall notify TELKOM in writing (a) to stop the Acceptance Test or (b) to extend the Acceptance Test period.

In case of (a) above, after the Error has been rectified, CONTRACTOR shall notify TELKOM at least seven (7) calendar days before conducting re-testing.

f.	Minor Remaining Errors.

If Acceptance Test result indicates the System shall cause failures other than Major Remaining Errors that do not affect the System to normal operation, TELKOM can commercially operate the System. The minor items shall be documented and CONTRACTOR shall rectify such Errors within two (2) months from the issuance of BAST-I or subject to such Error.

g.	Checking on Acceptance Test Report.

Upon the completion of such tests as referred to in this Article and CONTRACTOR has submitted reports on the System, and any other requirements have been made available in accordance with the provisions of this Contract, TELKOM shall check all such reports of CONTRACTOR. In the event any part of function is not in compliance with Technical Specifications under this Contract or incomplete, TELKOM shall notify CONTRACTOR in writing within seven (7) calendar days from the presentation by CONTRACTOR of said reports.

h.	Cost for Corrections.

All costs incurred in connection with corrections as referred to in this Article shall become the full responsibility of CONTRACTOR.
i.	The issuance of First Hand-Over Certificate (BAST-I).

The issuance of the BAST-I for each System by TELKOM, if CONTRACTOR has been fulfilled his obligations and requirements under this Contract with the following conditions as describe in Article 35.
1)	The acceptance result (BAUT) indicate that the System has been tested and is functioning properly in accordance to this Contract without any major pending items and accepted by TELKOM, furthermore TELKOM’s Project Manager will issue BAST-I for the relevant System within seven (7) calendar days after issuance of BAUT.

2)	In the event TELKOM has put the System commercially operated before BAST-I is issued, then the System shall be deemed to be accepted and the BAST-I shall be issued by TELKOM.

3)	The issuance of BAST-I by TELKOM shall not be withheld due to Minor Remaining Errors by taking into consideration that (i) such deficiency shall not affect to commercially operation by TELKOM and maintenance activities of the System under this Contract (ii) such deficiency will be put as an attachment to the BAST-I in order for CONTRACTOR to rectify in accordance with Article 34.4 point f above.

j.	BAST-2 shall be issued based on System or Sub-system basis by TELKOM’s Project Manager, twelve (12) months after the date of BAST-I for each System for Land Portion and five (5) years after the date of BAST-I for each System for Marine Portion provided that CONTRACTOR has fulfilled the following conditions as describe in Article 35:
a.	all remaining errors have been rectified and reported;

b.	all warranty obligations have been fulfilled; and

c.	As-built Drawing has been completed and submitted.
Article 35
Certificates Issuance
35.1	Factory Test Certificate.
a.	After the witnessing of factory tests by the Inspector (if any) has been satisfactorily completed, the Inspector shall issue a “Factory Test Certificate for Goods” which is signed by both Parties. Inspector shall state whether or not the test results were satisfactory and the date on which the witnessing of the factory tests were completed, as well as the particulars of the Goods inspected and tested. Six (6) copies of such a certificate shall be delivered to the CONTRACTOR within fourteen (14) days after the CONTRACTOR has submitted to the Inspector the tests data for factory tests witnessed by the Inspector.

b.	In the event that TELKOM finds it is impossible to dispatch the Inspector to witness a factory test after having received advanced notice of a factory test from the CONTRACTOR within a period agreed by both parties, TELKOM shall notify the CONTRACTOR in writing to such effect and upon notification from TELKOM, the CONTRACTOR shall carry out the factory test without the

Inspector’s attendance. The CONTRACTOR shall prepare the certificate itself and shall guarantee that the result of the test is within the Technical Specification.

c.	TELKOM shall accept the test certificate as though it were a certificate issued by the Inspector.
35.2	Goods Arrival Certificate
a.	Upon the arrival all of the Goods at a Site, Inspector shall make a visual inspection tests to determine if the Goods are the same and correct in the description of items and quantities, referred to in the shipping/delivery documents furnished by the CONTRACTOR.

b.	In order that TELKOM may make a timely inspection of the Goods delivered to Site, the CONTRACTOR shall notify TELKOM of the type and quantity of such Goods at least fourteen (14) calendar days prior to their delivery.

c.	TELKOM upon a satisfactory result of their inspection and all of the Goods has been completely delivered within fourteen (14) calendar days thereof, Inspector shall issue to the CONTRACTOR a Goods Arrival Certificate of the Goods which is counter signed by both Parties.
35.3	System Acceptance Certificate
a.	Prior to the issuance of a System Acceptance Certificate, the Contractor shall have completed the System and shall have:
1)	Submitted of System Acceptance Test results to the TELKOM’s Project Manager which counter sign by Inspector and Contractor.

2)	Supplied of all necessary tools and

test equipment and spare parts.

3)	Supplied of instructional handbooks, as-built drawings, operation and maintenance manuals (SOP/SMP as specified on Scope of Work document), inventory lists, spare parts lists and any other information necessary for the operation and maintenance of the System.

4)	Reinstated and cleaned up of the Sites with enclosed Certificate of work completion from the authorized official, and
b.	When System Acceptance Tests have been completed, satisfying all relevant requirements under the Contract which counter sign by Inspector and Contractor, the Project Manager shall issue a “System Acceptance Certificate” and TELKOM shall be deemed to have taken over the responsibility for the Works on the date of the issuance of the said System Acceptance Certificate.

CONTRACTOR shall be deemed to have completed the Works on that date and to have fulfilled his obligations under the Contract other than warranty obligations under the Contract which shall commence from the date of issuance of such System Acceptance Certificate.

c.	System Acceptance Certificates shall be issued at the Contractor’s written request within fourteen (14) calendar days of the Contractor having completed all the relevant requirements of this Contract including those identified in Article 34.4 point a this Contract.

d.	In order to expedite the receipt of System Acceptance Certificate, CONTRACTOR shall have completed, to the satisfaction of TELKOM, his entire responsibilities as defined by the Contract for the coordination between, and arrangement of, the Works for the system.

35.4	Completion Training Certificate

Upon the completion of Training performance, TELKOM’s Project Manager shall issue a Completion Training Certificate. Submission of this certificate based on the CONTRACTOR written request accompanied by a document which indicates that such of training has completely been finished and compliant with the Contract.

35.5	Final Acceptance Certificate (BAST-2)
a.	Terrestrial Portion

At the end of the one (1) year warranty period and after the satisfactory completion of the Final Acceptance Tests of the System defined in Attachment-11 (Technical Specification), and provided that the CONTRACTOR has fulfilled its commitments under the Contract, TELKOM’s Project Manager shall issue a Final Acceptance Certificate (BAST-2).

b.	Marine Portion

At the end of the five (5) year warranty period and after the satisfactory completion of the Acceptance Test of the System, defined in Attachment-11 (Technical Specification), and provided that the CONTRACTOR has fulfilled its obligations under the Contract, TELKOM’s Project Manager shall issue a Final Acceptance Certificate.

c.	The Final Acceptance Certificate will not apply to those parts which may have been replaced during the warranty period or to those parts having been the subject of an extension of warranty according to the provisions of Article 26 hereof.

d.	The issuance of Final Acceptance Certificate shall not be unreasonably withheld or delayed, but in the event that a pattern of failure or pattern of degradation develops that is likely to cause the System to fail to meet the requirements of the Contract or such other performance levels agreed upon by the TELKOM over the twenty-five (25) years design life of the System, final acceptance may be withheld until it can be demonstrated to the satisfaction of the TELKOM that no pattern of failure or pattern of degradation shall have developed that is likely to cause the TELKOM to fail to meet the requirements of Attachment-11 (Technical Specification), and/or CONTRACTOR’s system description over the 25 (twenty-five) years design life In such event, the validity of the letter of warranty security provided for under Article 6 shall remain in force until the Final Acceptance Certificate is issued.

e.	At the discretion of the TELKOM with pursuant to Article 35.5 point d, the final acceptance tests programme may consist of a repetition of a part or the whole of the tests of the System Acceptance test program.
Article 36
Transfer of Title
36.1	The transfer of title of the System from Contractor from CONTRACTOR to TELKOM shall take place when the System Acceptance Certificate has been issued by TELKOM The transfer of title shall not absolve or release the CONTRACTOR from its obligations and its liabilities under the Contract.

36.2	Upon transfer of title of the System to TELKOM, the CONTRACTOR warrants that the System is free from valid liens, claims, charges, encumbrances and security interests arising by and through the CONTRACTOR and/or under its

36.3	The transfer of Operational Risk from CONTRACTOR to TELKOM shall take place when System Acceptance Certificate has been issued by TELKOM

36.4	Upon the transfer of title of the System to TELKOM as described in Article 36.3, the CONTRACTOR also warrants that the System has fulfilled all statutory requirements and permits including but not limited to any governmental, non-governmental and crossing permits, with respect to the performance of the Works.
CHAPTER V
TERMS AND CONDITIONS OF PAYMENT
Article 37
Term of Payment
37.1	The terms of payment of this Works other than Training under this Contract will be made by TELKOM to CONTRACTOR as follows :

Refer to Attachment 7 Billing Milestones.

37.2	Contractor shall submit completed and valid invoice to TELKOM that consist of the following document :

Refer to Attachment 7 Billing Milestones.

37.3	The Invoice shall be addressed to : To : PT. Telekomunikasi Indonesia,Tbk Att. Operation Senior Manager (OSM) of Finance Center Infratel Bandung Jin. Japati No. 1, 2nd Floor Bandung 40133 Indonesia
37.4	CONTRACTOR’s request(s) for payment shall be made to TELKOM in writing, accompanied by an invoice describing, as appropriate and Performance Bond still remain valid, the Goods delivered and the Works performed, and upon fulfillment of other obligations stipulated in this Contract.

37.5	Payments shall be made promptly by TELKOM within 30 (thirty) calender days of submission of an invoice/claim by the CONTRACTOR.

37.6	The currency in which payment is made to CONTRACTOR shall be made in the Indonesian Rupiah and US Dollar as per the quoted currency by the CONTRACTOR and as mentioned in the Price schedule.
Article 38
Taxes, Levies and Duties
38.1	Taxes and Importation. All taxes (excluding VAT), stamp duty and other duties in accordance with the Government regulations shall be the responsibility of the CONTRACTOR Any withholding tax shall be deducted directly by TELKOM from the payment to be made to CONTRACTOR in accordance with the prevailing laws which is applicable to this CONTRACTOR, (except the VAT shall be paid by TELKOM to CONTRACTOR to be paid to Indonesian Government).

TELKOM confirms that under the present law WHT is only applicable on services and is only 4.5%.

38.2	All the Imported Goods under this Contract shall be conducted under DDU as referred to in Incoterm 2000. Therefore, it is agreed by the Parties hereto that:
a.	All Goods which are imported shall be imported in the name of TELKOM and using TELKOM’s import license but under the physical arrangement and management of the CONTRACTOR;

b.	CONTRACTOR shall initially fund the payment of any import tax, sales tax on luxury goods, if applicable, prepayment of income tax on import, import or custom duties and all clearance costs in relation to all imports;

c.	CONTRACTOR shall be responsible for and carry out importation and custom clearance;

d.	All the costs of material import to Indonesia until Location including storage, penalty, if any shall be the responsibility of the CONTRACTOR.
38.3	CONTRACTOR shall be responsible for any underpayment as per DDU Incoterms 2000 and all penalties under this contract which appear, if any, after audit conducted by custom office even this contract is already closed.

38.4	TELKOM shall reimburse CONTRACTOR for its prepayment of Import VAT on import and withholding tax within 30 (thirty) calendar day after receipt of a complete invoice from CONTRACTOR.

38.5	Additional devices. In the event CONTRACTOR shall require additional devices, apparatus or any other tools in carrying out the Works which shall be obtained by means of importing them from abroad, then all costs, taxes, retribution and any other levies thereof shall become the responsibility of CONTRACTOR.

38.6	CONTRACTOR shall be responsible at its own cost, for obtaining in a timely fashion all necessary export permits, licenses and approvals from the country of origin and any intermediate locations, including the payment of any and all levies for freight handling and other costs related to such permits, licenses and approvals.

38.7	Irregularities to importation procedures. CONTRACTOR shall be fully responsible for the occurrence of irregularities to either the delivery of Goods from country of origin, transport procedures or supporting import documents, as set forth in the Presidential Instruction Number 3 of 1991 dated 25th July 1991 or any replacement regulations thereof, if any.

38.8	The Parties acknowledge that the CONTRACTOR shall decides at its own discretion to have a permanent establishment or not and VAT registration in Indonesia. TELKOM shall provide the CONTRACTOR with original evidences of tax payment.
CHAPTER VI
RESPONSIBILITY OF THE PARTIES
SUB CHAPTER VI.I
TELKOM’s RESPONSIBILITY
Article 39
Responsibility in The Implementation of Contract
39.1	TELKOM’s Project Manager will supervise the Works and examine workmanship of CONTRACTOR employed in the execution of the Works.

39.2	Any written instruction or approval given by TELKOM’s Project Manager to the CONTRACTOR within his capacity shall refer to Contract and bind the CONTRACTOR as if it had been given by TELKOM. Any request for additional works shall be mutually agreed and may lead to the variation orders.
SUB CHAPTER VI.2
CONTRACTOR’s RESPONSIBILITY
Article 40
Responsibility in the Sufficiency of Contract Price and Preparation for Implementing & Completing the Work
40.1	CONTRACTOR shall be deemed to have satisfied himself at the time of Contract signing as to the correctness and sufficiency of his prices stated in the Price schedule which shall cover all his obligations under this Contract for proper performance, completion and maintenance of the Works. It is entirely CONTRACTOR’s risk for any errors in computation or summation on his Price Schedule or any incorrect perception of the scope Works to be covered and the quality of the System to be attained at the completion of the Project. For the said errors or incorrect perception, if any, discovered after Contract singing or during the execution of Contract, TELKOM in no case shall compensate CONTRACTOR for any financial loss.
The Final BoQ of the submersible plant shall be mutually decided after DRM meeting and will be based on the result of the marine route survey and in accordance with Article 44.

40.2	It is agreed that CONTRACTOR has, by careful examination, satisfied himself in respect of all pertinent conditions which may in any manner affect the execution of the Works, such as, but not limited to, the nature and the location of the works to be performed, the character, quality and quantity of the Goods to be delivered, the CONTRACTORS’s facilities including the Construction Equipment to be used, labor conditions, transportation conditions and the general and local laws and regulations. Any allowance for all the foregoing factors and all other risks, conditions or other circumstances has been included in the Contract Price. Therefore, no claims shall be considered for extra costs or extension of time in whole or in part due to any difference between the actual conditions and those which may have been anticipated by the CONTRACTOR. Any change in laws and/or regulations after EDC affects the scope of work of the CONTRACTOR, the price and extension of time should be equitably adjusted in accordance with Article 44 and 15.3.

Article 41
Responsibility in the Completion of the Work
41.1	CONTRACTOR shall be fully responsible to conduct desktop study, permits, cable route survey, design, develop, engineering, manufacture, supply, install, training and test the System in accordance with all the terms and conditions contained in the Contract including any integration of the System and for ensuring that the System is fully compliant with the Contract and the CONTRACTOR shall not claim any additional payment nor be relieved from any obligation imposed on it by this Contract on grounds of any information supplied by TELKOM on any matter whatsoever related to this Contract.

41.2	CONTRACTOR shall be deemed to have reviewed the Works as a whole and in detail and to have fully satisfied itself of the feasibility and practicability thereof.

41.3	In addition to the requirements for the provision of technical information described in the Contract, the CONTRACTOR shall, upon request, provide the TELKOM with such additional technical information in connection with the Contract as the TELKOM may reasonably require.

41.4	In case any damage, loss or injury happens to the Goods and Services, or to any part thereof, from any cause whatsoever, except the “excepted risks” as defined in Article 41.6 while the CONTRACTOR shall be responsible for the care thereof, the CONTRACTOR shall, at his own cost, repair and make good the same, so that the Works shall be in good order and condition and in conformity in every respect with the requirements of this Contract.

41.5	In the event of any damage, loss or injury happening from any of the excepted risks, the CONTRACTOR shall, if and to the extent required by TELKOM and subject to Article 46, repair and make good the same as aforesaid at the cost of TELKOM. The CONTRACTOR shall also be liable for any damage to the Works occasioned by him in the course of any operation carried out by him for the purpose of completing any outstanding Works or complying with his obligations according to time completion under Article 3.
41.6	The “excepted risks” are war, hostilities (whether war be declared or not), invasion, act of foreign enemies, rebellion, revolution, insurrection or military or usurped power, civil war, or unless solely restricted to employees of the CONTRACTOR or of his Sub-contractors and arising from the conduct of the Works, riot, commotion or disorder or any act or omission by TELKOM or any third party or any inclement weather (= windspeed equal to or greater than Beaufort five (5)) or ionizing radiations or contamination by radio activity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel, radio-active toxic explosive, or other hazardous properties of any explosive, nuclear assembly or nuclear component thereof, pressure waves caused by aircraft or other aerial devices traveling at sonic or supersonic speeds, or any such operation of the forces of nature as an experienced CONTRACTOR could not foresee or reasonably make provision for or insure against all the excepted risks.

41.7	CONTRACTOR shall not take advantage of any apparent error or omission in the Contract documents In the event CONTRACTOR discovers any error or discrepancy, CONTRACTOR shall immediately call upon TELKOM for their interpretation, and such error or discrepancy shall be corrected upon the mutual consent between TELKOM and the CONTRACTOR.

41.8	CONTRACTOR shall pay due attention to

the Works and shall cooperate with TELEKOM’S Project Manager, TELKOM’s staffs, and further with other CONTRACTORs having connection with the execution of the Project.
41.9	CONTRACTOR shall conform with Attachment-8 (Implementation Schedule/Plan of Work) as mutually agreed.

41.10	CONTRACTOR shall attend at the CONTRACTOR’S own expenses such meetings with the TELKOM representatives at such times as may be required by the TELKOM.
Article 42
Responsibility on Patent Right
42.1	CONTRACTOR shall indemnify TELKOM against all third party claims of infringement of patent, trademark, copyrights or industrial design rights arising from the use of the Goods, the performance of the Works or the operation of the System, or any part thereof in Indonesia

42.2	CONTRACTOR shall only have the obligations as set out in this Article 42.1, if TELKOM: a) gives CONTRACTOR prompt, in no event later than three (3) calendar days after receipt of such a claim, written notice of any alleged or actual claims, b) allows CONTRACTOR on its request to directly or indirectly control the defense and/or settlement of such claim, c) does not consent to any judgment or decree or does any other act in compromise of any claim without first obtaining CONTRACTOR’s written consent, and d) provides CONTRACTOR all reasonable cooperation and information as may be requested by CONTRACTOR.

42.3	Furthermore, such indemnity shall not cover such infringement or claim arising from:

a.	CONTRACTOR’s adherence to TELKOM’s direction to use materials or parts of TELKOM’s selection, or

b.	Such material or parts furnished to the CONTRACTOR by TELKOM, other than in each case, a) items of the CONTRACTOR’s design or selection or b) the same as any of the CONTRACTOR’s commercial merchandise or in processes or c) machines of the CONTRACTOR’s design or selection used in the manufacture of such standard products or parts, or

c.	Use of the Goods other than for the purposes indicated in, or reasonably to be inferred from, this Contract or in conjunction with other products, or

d.	Modification of the Goods by TELKOM, without prior expressed written approval by CONTRACTOR.
Article 43
Responsibility for Any Damage to Property and Accident or Injury to Workers
43.1	This Article applies to all claims, losses, expenses and damages for:
a.	damage to property, other than the System; and

b.	injuries to or death of any person
which result directly from the activities of the CONTRACTOR, its Sub-contractors, or agents in the execution of the Contract.

43.2	CONTRACTOR shall be liable for all claims, losses, expenses, and damages described in Article 43.1 above, and shall indemnify and save the TELKOM harmless from all such claims, losses, expenses and damages.

43.3	CONTRACTOR only have the obligations as set out in this Article 43.2, if TELKOM:
a.	provide immediate written notice to the CONTRACTOR of all such claims and suits;

b.	permit CONTRACTOR to assume the sole defense of and to settle such claims or suits, and shall, upon the CONTRACTOR’s request and at the CONTRACTOR’s expense, furnish all information and reasonable assistance to assist the CONTRACTOR in the defense or settlement of the same.
43.4	CONTRACTOR shall be responsible for the costs of clean-up and other costs resulting from environmental damage which results directly from the activities of the CONTRACTOR, its Sub-contractors or agents in the execution of the Contract.

43.5	TELKOM shall not be liable for any damage or compensation payable at law in respect to or in consequence of any accident or injury to any workman or other person in the employment of CONTRACTOR or any Sub-contractor, except an accident or injury resulting from any act or default of TELKOM. CONTRACTOR shall indemnify and keep indemnified TELKOM against all such damages and compensation, except as aforesaid, and against all claims, proceedings, costs, charges and expenses whatsoever in respect thereof or in relation thereto.

CHAPTER VII
STANDARD TERMS AND CONDITIONS
Article 44
Contract Amendments
44.1	TELKOM may at any time, by a written order given to the CONTRACTOR pursuant to Article 4, make any change to the provisions of the Contract as may be considered necessary during the execution of the Works in any one or more of the following:
a.	Volumes and quantities of the Goods to be supplied and the Services to be performed by the CONTRACTOR, and

b.	Implementation Schedule of Project.
44.2	If any change causes an increase or decrease of cost and the time necessary for completion of any part of the Works under the Contract, an equitable adjustment shall be made in the Contract Price and/or Plan of Work upon mutual agreement by the Parties hereto.

44.3	TELKOM shall instruct the CONTRACTOR to provide the change or vary the Works, with the consent in writing. Such change on the Contract Price will be determined as follows:
a.	if the variations concern only quantities of equipment or services for which a unit price or rate is indicated in Attachment-5 (Detail of Contract Price and Bill of Quantity), the unit price or rate as the case may be shall be applied.

b.	if the subject of the variations is not covered by a unit price or rate in Price Schedule, the Contractor shall satisfy TELKOM that:
1)	The proposed adjustment is fair and reasonable;

2)	The CONTRACTOR had used its

best efforts to tender for, and negotiate with such Sub-Contractor’s (if any) for such change on terms and conditions, and prices that are fair and reasonable;
3)	the price and conditions for the services are provided on terms and practices that are no less favorable than that TELKOM could obtain in the market place (externally), or that granted by the Contractor to its other customers;

4)	the Contractor shall provide such evidence as TELKOM may reasonably require.
44.4	If such variation effect to any part of the Works or Contract Price, an equitable adjustment shall be made upon mutual agreement by the Parties hereto.

44.5	TELKOM and CONTRACTOR shall be ascertained and determined.

44.6	If any such change causes an increase or decrease in the cost of any part of the Works under the Contract, an equitable adjustment shall be made in the Contract Price upon mutual agreement by the parties hereto.

44.7	Any changed in respect of the Contract shall only be recognized or acceded to when that has been agreed in writing by the TELKOM prior to implementation of the Contract changed by the CONTRACTOR. The implementation of such change may be executed by CONTRACTOR in parallel after having approval from TELKOM’s Project Manager or after signing of the Contract Amendment pursuant to Article 44.9 by both Parties.

44.8	TELKOM shall not be liable for any additional work unless it is recorded in Contract Change. If the CONTRACTOR proceeds without such written authorization, it shall be deemed a waiver by the CONTRACTOR of any and all claims for additional payments.
44.9	Any variation in or modification of the terms of the Contract including but not limited to Contract Price during the execution of the Contract shall be subject to Contract amendment in writing agreed by the Parties hereto
Article 45
Delays in the Works Performance
45.1	Subject to Articles 44, CONTRACTOR shall complete the supply and installation of the System by the Time of Completion as specified in Article 3.

45.2	If the execution of the Works shall be delayed by reason of any event of force majeure, without the default or negligence on the part of the CONTRACTOR and pursuant to Article 45.3, the CONTRACTOR has to be granted such extension of time for completion as shall be mutually agreed.

45.3	In connection with Article 45.2 and provided that CONTRACTOR proves that:
a.	there is insufficient contingency time indicated in Plan of Work to cover any delay, and;

b.	such delay or any duration of such delays could not be avoided by use of alternative resources, and;

c.	such delay could not be avoided even after reasonable endeavors have been attempted to mitigate the impact on Time of Completion;

d.	such extension of Time of Completion will only be considered if the CONTRACTOR notifies TELKOM of the cause of delay within fourteen (14)

calendar days of commencement of the delay and provides to TELKOM, either on completion of the Works or at an appropriate stage in the Works, satisfactory evidence of the effects of the delay.
45.4	If the System is not completed in accordance with Article 3 or by the end of the period of extension agreed upon under Article 44, 46.3 and 46.5, the CONTRACTOR shall pay to the TELKOM by way of liquidated damages pursuant to Article 47.
Article 46
Force Majeure
46.1	Notwithstanding the provisions of Articles 45, 47, dan 48, CONTRACTOR shall not be liable for forfeiture of its performance bond security, liquidated damages or termination for default or any other remedy TELKOM may have, if and to the extent that, its delay in performance or other failure to perform its obligations under the Contract is the result of an event of force majeure.

46.2	For purposes of this Article, “Force Majeure” means an event having occurred in Indonesia which is beyond the control of the CONTRACTOR and not involving the seeable cause. Such events may the Government of Indonesia in its sovereign or capacity, fire, flood, earthquake, landslide, epidemics, freight embargoes, war, hostilities (whether war be declared or not), invasion, act of foreign enemies, the nuclear and pressure wave risk described in Article 41.6 or in so far as it relates to Indonesia in which the Goods are being and are to be supplied and the Works are being and are to be executed or maintained, rebellion, revolution, insurrection, military or usurped power, civil war, or unless solely restricted to the employees of the CONTRACTOR or of his sub-CONTRACTORs and arising from the conduct of the Works, riot, commotion or disorder. Similar events outside Indonesia will also be considered as a Force Majeure.
46.3	If the force majeure occurred outside Indonesia, TELKOM shall extend the Time of Completion without any additional cost to TELKOM, provided that the CONTRACTOR shall proves with a letter statement issued by Authorized Institution related country which related to event of force majeure.

46.4	If a Force Majeure situation arises, the CONTRACTOR shall promptly notify TELKOM in writing of such condition and the cause thereof. The Contract may be amended or its duration extended or terminated wholly or partly by mutual agreement of Parties.

46.5	In the event of force majeure, the CONTRACTOR shall be entitled to suspension of the execution of the Contract for the period such force majeure and its consequences will last. However, the CONTRACTOR shall seek all reasonable alternative means to continue its obligations for the Contract area(s) not affected by the force majeure event.

46.6	In case of the suspension of the Works caused by the force majeure event, the CONTRACTOR shall properly protect and secure the Works during such suspension period. If such protection and securing of the Works is deemed impracticable, the matter shall be notified by the CONTRACTOR to TELKOM in writing by clarifying the reason and shall be settled through negotiation between both Parties hereto. All additional cost for protection and securing the Work shall be paid by TELKOM.

46.7	Should the suspension as specified in

Article 46.5 have continued for a period exceeding 6 (six) months, either of the Parties hereto shall be entitled to terminate the Contract with respect to the remaining Works and shall give notice of termination by registered mail or any alternative means to the other Party.
46.8	In the case of such termination, TELKOM shall pay to the CONTRACTOR the value of the Goods forwarded to the Site in Indonesia and the cost of the Works and reasonable profit executed prior to the termination. For all the expenses to be made by the CONTRACTOR for the termination of the Contract, equitable solution shall be made through negotiation by both Parties hereto.
Article 47
Liquidated Damages
47.1	Liquidated Damages Amount

Subject to Article 3 of this Contract, if CONTRACTOR fails to deliver to TELKOM the System forming a Site within the Time of Completion, TELKOM shall, without prejudice to its other remedies under the Contract, deduct from the Contract Prices, as liquidated damages, a sum equivalent to 1 per mil (1 °/oo) of the Contract Price of System forming for each days of delay until actual performance, maximum 5% (five percent) of the Contract Price of System. The CONTRACTOR is responsible for the liquidated damages for the delay solely attributable to itself.

47.2	Liquidated damages as mentioned as Article 47.1 shall be paid by the Contractor within 30 (thirty) calendar days from the date of notification by TELKOM of the application of such damages;

47.3	Should CONTRACTOR’s default in the payment of liquidated damages be applied under the terms of this Clause, TELKOM shall have the right to obtain compensation by making deductions (prior to deductions, the matters will be mutually agreed by both Parties) from any payments due or to become due to CONTRACTOR and/or by recovering such sums as a debt or by forfeiture in part or in whole by means of the Letter of Performance Guarantee. The payment or deduction of such damages shall not relieve the CONTRACTOR from his obligations to complete the Works, or from any other of his obligations and liabilities under the Contract.
Article 48
Termination of Contract
48.1	Termination for Default
a.	TELKOM may, without prejudice to any other remedy for breach of contract, by written notice of default sent to the Contractor, terminate the Contract in whole or in part:
1)	if the CONTRACTOR fails (without a reasonable excuse) to deliver any or all of the Goods or fails to perform any or all of the Works within Time of Completion specified in Article 3, or any extension thereof granted by TELKOM pursuant to Article 44, or;

2)	If the CONTRACTOR fails (without a reasonable excuse) to perform any substantial obligation under this Contract.

3)	If the CONTRACTOR do not take any action within 30 (thirty) calendar days since the Effective Date of Contract;

4)	if the CONTRACTOR delay up to 50 (fifty) calendar days from the agreed Time of Completion as describe in Article 3 without any writing from CONTRACTOR pursuant to Article 45 2,.
b.	If the Contract shall be terminated due to the above reasons Article 48.1 then TELKOM have the right to forfeiture the performance bond which will be proprietary of TELKOM.

c.	In the event TELKOM terminates the Contract in whole or in part, pursuant to Article 48.1 TELKOM may procure, upon such terms and in such manner as it deems appropriate, the Goods similar to those undelivered and the Works impel formed, and the CONTRACTOR shall be liable to TELKOM for any excess costs for such similar Goods and Works. However, the CONTRACTOR shall continue performance of the Contract to the extent not terminated.
48.2	Termination for Insolvency

TELKOM may, at any time, terminate the Contract by giving a written notice to the CONTRACTOR, without compensation to the CONTRACTOR, if the CONTRACTOR becomes bankrupt or otherwise insolvent, provided that such termination will not prejudice or affect any right of action or remedy which has accrued or will accrue thereafter to TELKOM.

48.3	Termination for Convenience
a.	TELKOM, may by written notice sent to the CONTRACTOR, terminate the Contract, in whole or in part, at any time for its convenience. The notice of termination shall specify that a) termination is for TELKOM’s convenience, b) the extent to which the CONTRACTOR’s performance under the Contract is terminated, and c) the date upon which such termination becomes effective.

b.	The Goods that are complete and ready for shipment within 30 (thirty) calendar days after the CONTRACTOR’s receipt of notice of termination shall be purchased by TELKOM at the Contract terms and prices For the remaining Goods, TELKOM may elect.
1)	to have any portion completed and delivered at the Contract terms and Price, and/ or.

2)	to cancel the remainder and pay to the CONTRACTOR an agreed amount for partially completed Goods and for materials, equipment, and parts previously procured by the CONTRACTOR.
c.	For the Works that have been executed prior to effectiveness of notice of termination, TELKOM shall pay to the CONTRACTOR for all reasonable costs incurred in such execution of the Works, in due consideration of the sum already paid to the CONTRACTOR.

d.	Under this Article, the CONTRACTOR is entitled to be paid for the Work actually performed and still to be performed such as for the items to be taken over by TELKOM.

Article 49
Termination of Contract
49.1	TELKOM and CONTRACTOR shall make every effort to resolve amicably by direct informal negotiation any disagreement or dispute arising between them under or in connection with this Contract.

49.2	If after thirty (30) days from the commencement of such informal negotiations, TELKOM and the CONTRACTOR have been unable to resolve amicably a Contract dispute, either Party may require that the dispute be referred for resolution to the formal mechanisms specified herein. These mechanisms may include, but are not restricted to, conciliation mediated by a third party, adjudication in an agreed national arbitration, Indonesian National Board Arbitration (Badan Arbitrase Nasional Indonesia) in accordance with the laws of Indonesia.

49.3	The Dispute Review Panel shall be composed of 3 (three) members. One member selected by TELKOM, one by CONTRACTOR and the third by the both Parties. The first two members shall be mutually acceptable to both TELKOM and CONTRACTOR. The costs incurred by the Dispute Review Panel for the Trust two members in the performance of its duties and responsibilities shall be borne respectively by TELKOM and CONTRACTOR, and for the third member equally by TELKOM and CONTRACTOR.

49.4	The Parties hereto agree decision of BANI shall be final and binding upon them and therefore no other legal appeal may be permitted to any court of competence. Upon decision of BANI aforesaid, all terms and conditions of this Contract shall remain valid and the respective Parties’ obligations shall be completed until such dispute is declared to be settled
Article 50
Language and Measurement System
The Contract shall be written in the English and Indonesian languages and shall be indicated in metric units of measurements system. The English version of the Contract shall prevail in case of difference in interpretation between the English version and the Indonesian version. All correspondence and other documents pertaining to the Contract which are exchanged by the Parties shall be written in English.
Article 51
Applicable Laws and Compliance with
Statutes, Regulations, and By-Laws
51.1	The Contract shall be interpreted in accordance with the laws of Republic of Indonesia.

51.2	CONTRACTOR shall, in all matters arising in the performance of the Contract, conform in all respects with the provisions of national or state statutes, ordinances or other laws or any regulations or by-laws of any local or other duly constituted authority that shall be applicable to the Works, and shall keep TELKOM indemnified against all penalties and liabilities of any kind for breach of any such satutes, ordinances or laws, regulations or by-laws.

51.3	TELKOM assumes that CONTRACTOR has thoroughly informed himself about such laws and regulations, and the CONTRACTOR shall be responsible for the observance of the same.

51.4	Should there occur in Indonesia, subsequent to the date of this contract, any change to the provisions of national or state statute, ordinance or other law or any regulation or by-law of any local or other duly constituted authority, or the introduction of any such national statute or others which causes an increase or decrease of the Contract Price and/ or substantial effects in the Time of Completion in the CONTRACTOR’s performance under the Contract, such increase or decrease of the Contract Price and/ or Time of Completion shall equitably adjusted by mutual agreement between the Parties.
Article 52
Notices
52.1	Any notice given by one party to the other pursuant to the Contract shall be sent in writing and shall be addressed to TELKOM and CONTRACTOR as follows :

a.	TELKOM
          Attn : Project Manager
          PT TELEKOMUNIKASI INDONESIA TBK
          EGM Infrastructure Telecommunication
          Graha Citra Caraka, Lantai M
          Jl. Gatot Subroto, Kav 52, Jakarta
          Telp. 021-5221500
          Fax. 022-5229600
          CC : Director of IT and Supply
b.	CONTRACTOR
          Attn : Mr. Yasunari Ishibashi
          Address Fujitsu Ltd (Submarine networks),
          Photonics systems group, 4-1-1 kamikodanaka,
          Nakahara-ku Kawasaki, 211-8588 Japan
          Phone No : +81 44 7543866
          Fax No : +81 44 7543871
          Attn : Mr. Ashutosh Bhargava
          Address NSW, Kabel Strasse 9-11,
          D-26954, Nordenham, Germany
          Phone No : +49 4731 821856
          Fax No : +49 4731 821528
52.2	A notice shall be effective when delivered and signed acknowledge receipt or on the notice’s effective date, whichever is later.

Article 53
Effective Date of Contract (EDC)
This Contract shall be effective on the date as stated in TELKOM’s official announcement letter to CONTRACTOR
Article 54
Attachments
54.1	The following documents shall be attached and constituted as an integral part of this Agreement. These are arranged below as per their priority in order of their precedence:

Attachment l	:	Minutes of Meetings (MoM’s) between the parties
Attachment 2	:	Letter of Contract Award
Attachment 3	:	Commitment Letter
Attachment 4	:	Scope of Work
Attachment 5	:	Detail of Contract Price and Bill of Quantity
Attachment 6	:	Power of Attorney
Attachment 7	:	Billing Milestones and Tentative Payment Schedule
Attachment 8	:	Implementation Schedule (Plan of Work)
Attachment 9	:	Permit Matrix
Attachment 10	:	Compliance List Responses
Attachment 11	:	Technical Specifications
Attachment 12	:	Request for Proposal
Attachment 13	:	Performance Bond Copy
Attachment 14	:	Consortium Agreement
54.3	In the event of discrepancies between the provisions of this Agreement with attachments thereof, then the provisions of this Agreement shall prevail.
Article 55
Severability
In the event any of the articles of this Contract is unenforceable, then such article shall be deleted and shall be deemed to be of no force or effect. The Parties shall, to the extent possible, negotiate in good faith to agree upon an enforceable provision having a materially similar effect, and this Contract shall be amended accordingly.

Article 56
Good Faith
In the implementation of this Contract the Parties shall consider business ethics as a public ethics to success and result of Project quality.
CONTACTOR shall make by its own costs 10 (ten) copies of this Contact to be delivered to TELKOM for the control of implementation of the Contract and other related activities.
This Contract is made with good faith and must be adhered to by Both Parties, made in 2 (two) original, having the same contents written on the sufficient duty-stamped paper having equal legal powers after being signed and stamped with corporate stamps of Both Parties. The terms and conditions as stated in this Contract. are valid for the official signed and his entire successors.
Signed by
For and on behalfof:

PT TELEKOMUNIKASI INDONESIA, Tbk	NSW-FUJITSU CONSORTIUM,

/s/ Indra Utoyo	/s/ Gensei Katano

INDRA UTOYO	GENSEI KATANO
Director of IT & Supply	Group Vice President,
Submarine Networks, Photonics Group,
Fujitsu Ltd

/s/ Rudolf Stahl

RUDOLF STAHL

Managing Director, NSW

EMPTY